Exhibit M

[Letterhead of the Procurador de la Administración]

January 27, 2021

The Hon. Hector Alexander

Minister of Economy and Finance

Republic of Panama

P.O. Box 2694, Zona 3

Panama, Republic of Panama

Dear Minister:

I, the Procurador de la Administración of the Republic of Panama (“Panama”), have reviewed the Republic’s Registration Statements No. 333-234067 and No. 333-250981 on Schedule B (the “Registration Statements”) including the Prospectus dated December 1, 2020, and the Prospectus Supplement dated January 20, 2021, constituting a part thereof, the Fiscal Agency Agreement dated as of September 26, 1997, as amended by Amendment No. 1 thereto, dated as of September 4, 2003, Amendment No. 2 thereto, dated as of February 13, 2015, and Amendment No. 3 thereto, dated as of October 26, 2016, including the forms of Security attached thereto (the “Fiscal Agency Agreement”) and the Underwriting Agreement that forms part of the Terms Agreement (the “Terms Agreement”), dated as of January 20, 2021 among the Republic of Panama (“Panama”) and BBVA Securities Inc. and Morgan Stanley & Co. LLC (the “Underwriters”), pursuant to which Panama proposes to offer and sell U.S.$1,250,000,000 principal amount of its 2.252% Global Bonds due 2032 and U.S.$1,200,000,000 principal amount of its 3.870% Global Bonds due 2060 (together, the “Global Bonds”).

The issuance of the Global Bonds has been authorized pursuant to Cabinet Decree No. 20 of July 9, 2019, Cabinet Decree No. 4, dated March 13, 2020 and Cabinet Decree No. 31, dated September 1, 2020.

It is my opinion that, as of January 27, 2021, the Global Bonds were, and they remain, duly authorized, and when executed and delivered by Panama and authenticated pursuant to the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, the Prospectus (including, without limitation, the Prospectus Supplements) and any amendment or supplement thereto, the Global Bonds constituted and constitute valid and legally binding, direct and unconditional obligations of Panama under the present laws of Panama.

I hereby consent to the filing of this opinion as an exhibit to the Annual Report of Panama on Form 18-K for the fiscal year ended December 31, 2019, as amended, and to the use of my name under the heading “Validity of the Global Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Best Regards,

/s/ Rigoberto Gonzalez Montenegro

Rigoberto Gonzalez Montenegro

Procurador de la Administración

Republic of Panama

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